EXHIBIT 99.1

NEWS RELEASE
(For Immediate Release)

GENERAL FINANCE CORPORATION REPORTS SECOND QUARTER AND FIRST SIX MONTHS OF FISCAL YEAR 2011 RESULTS

RECORD REVENUES AND PROFITABILITY

Pasadena, CA – February 11, 2011 - General Finance Corporation (“General Finance” and, with its consolidated subsidiaries, the “Company”) (NASDAQ: GFN, GFNCL and GFNCZ) today announced its consolidated financial results for the second quarter (“QE2”) and six months (“YTD”) of the fiscal year ending June 30, 2011 (“FY 2011”). The results include RWA Holdings Pty Limited and subsidiaries (“Royal Wolf”), the leading provider of portable storage solutions in Australia and New Zealand, and Pac-Van, Inc. (“Pac-Van”), a key provider of modular buildings and mobile office units in the United States.

QE2 FY 2011 Results

•	Total revenues were $44.9 million in QE2 FY 2011, a 15% increase over QE2 of the fiscal year ended June 30, 2010 (“FY 2010”);
•	Leasing revenues were $22.7 million in QE2 FY 2011, a 14% increase over QE2 FY 2010;
•	Leasing revenues comprised 51% of total revenues in both QE2 FY 2011and QE2 FY 2010;
•	Sales revenues were $22.2 million in QE2 FY 2011, a 15% increase over QE2 FY 2010;
•	Adjusted EBITDA (1) was $9.4 million in QE2 FY 2011, a 19% increase over QE2 FY 2010;
•	Adjusted EBITDA margin as a percentage of total revenues was 21% in QE2 FY 2011 versus 20% in QE2 FY 2010;
•	Interest expense increased to $4.4 million in QE2 FY 2011 from $4.1 million in QE2 FY 2010; and
•	Foreign currency exchange gains were $2.0 million for QE2 FY 2011 versus $0.5 million for QE2 FY 2010.

YTD FY 2011 Results

•	Total revenues were $88.4 million in YTD FY 2011, an 19% increase over YTD FY 2010;
•	Leasing revenues were $42.8 million in YTD FY 2011, an 11% increase over YTD FY 2010 ;
•	Leasing revenues comprised 48% in YTD FY 2011 versus 52% in YTD FY 2010;
•	Sales revenues were $45.6 million in YTD FY 2011, a 27% increase over YTD FY 2010;
•	Adjusted EBITDA was $17.9 million, a 15% increase over YTD FY 2010;
•	Adjusted EBITDA margin as a percentage of total revenues was 20% in YTD FY 2011 versus 21% in YTD FY 2010;
•	Interest expense increased to $8.6 million in YTD FY 2011 from $7.8 million in YTD FY 2010; and
•	Foreign currency exchange gains were $4.5 million in YTD FY 2011 versus $3.1 million in YTD FY 2010.

(1) Earnings before interest, income taxes, impairment, depreciation and amortization and other non-operating costs and income (“EBITDA” and “adjusted EBITDA”) are supplemental measures of performance that are not required by, or presented in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).  Adjusted EBITDA (which adds back share-based compensation expense) is a non-U.S. GAAP measure, is not a measurement of our financial performance under U.S. GAAP and should not be considered as an alternative to net income, income from operations or any other performance measures derived in accordance with U.S. GAAP or as an alternative to cash flow from operating, investing or financing activities as a measure of liquidity.  We present adjusted EBITDA because we consider it to be an important supplemental measure of our performance and because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, many of which present EBITDA and a form of our adjusted EBITDA when reporting their results.

Key Financial Highlights

•
When comparing December 31, 2010 with June 30, 2010, days sales outstanding in trade receivables lengthened slightly to 46 days from 43 days at Royal Wolf and to 53 days from 52 days at Pac-Van, respectively;

•	Inventories, excluding the effect of foreign currency translation into the U.S. dollar reporting currency, increased by $3.9 million at December 31, 2010 from June 30, 2010;
•	The utilization rate of the total lease fleet, on a unit basis, increased to 85% at December 31, 2010 from 79% at June 30, 2010;
•	Net capital expenditures for the lease fleet were $7.1 million during YTD FY 2011 versus a negative $0.9 million during YTD FY 2010;
•
During YTD FY 2011, outstanding borrowings, excluding the effect of foreign currency translation into the U.S. dollar reporting currency, were reduced by $2.8 million despite the increased investment in inventory and lease fleet to meet the increasing demand from the improving economy in the Asia-Pacific area; and

•
Trailing twelve-month (“TTM”) total revenues through December 31, 2010 were $170.3 million ($58.7 million in the United States and $111.6 million in the Asia-Pacific area) and as of December 31, 2010 TTM adjusted EBITDA was $33.9 million ($9.1 million in the United States and $24.8 million in the Asia-Pacific area).

Business Overview

Ronald Valenta, General Finance’s President and Chief Executive Officer stated, “The gains experienced in our first quarter of fiscal year 2011 continued in our recent quarter.  Total revenues and adjusted EBITDA increased 15% and 19% over the same period last year.  The increase in revenues came evenly from our sales and leasing activity with utilizations increasing from 79% at both December 31, 2009 and June 30, 2010 to 85% at December 31, 2010.  Our continued focus and investment in best practices in our core operations resulted in strong growth and we are also witnessing certain economies of scale that are flowing through to the bottom line.”

Charles Barrantes, General Finance’s Executive Vice President and Chief Financial Officer added, “The prospects for Royal Wolf’s business in the Asia-Pacific area are positive and we are investing in lease fleet and sale inventory there to meet the increasing business.  In the United States, we continue to carefully monitor our capital spending and costs and see signs of improvement for the back half of the calendar year. Reduction of our overall leverage and evaluating alternatives to satisfy certain commitments due at the beginning of the next fiscal year remain principal objectives.”

Mr. Valenta then concluded, “Like most of the world, we followed the news of the massive flooding and cyclone that recently ravaged Australia, particularly the Queensland region, and kept in constant contact with our local personnel.  We feel very fortunate to state that the disruption to our operations was minimal and our folks are safe, but we are saddened by the reported loss of human life and damaged property as a result of these weather conditions and extend our deepest condolences to those who were not so fortunate.”

Conference Call

A conference call is scheduled today, February 11th, at 8:30 a.m. PST (11:30 am EST) to discuss the operating results.  The conference call number for U.S. participants is (866) 901-5096, the conference call number for participants outside the U.S. is (706) 643-3717 and the conference ID number for both conference call numbers is 36504546.  A replay of the conference call may be accessed through February 25, 2011 by U.S. callers by calling (800) 642-1687 or by callers outside the U.S. by calling (706) 645-9291; both U.S. callers and callers outside of the U.S. will utilize conference ID number 36504546 to access the replay of the conference call.

GENERAL FINANCE CORPORATION AND SUBSIDIARIES Consolidated Statements of Operations (In thousands, except share and per share data) (Unaudited)
	Quarter Ended December 31,		Six Months Ended December 31,
	2009	2010	2009	2010

Revenues
Sales	$19,288	$22,161	$35,901	$45,550
Leasing	19,858	22,736	38,464	42,812
	39,146	44,897	74,365	88,362

Costs and expenses
Cost of sales (exclusive of the items shown separately below)	15,029	16,646	27,554	34,256
Direct costs of leasing operations	6,810	8,469	12,992	15,967
Selling and general expenses (a)	9,572	10,577	18,752	20,592
Depreciation and amortization	5,094	4,860	10,351	9,532

Operating income	2,641	4,345	4,716	8,015

Interest income	63	125	122	230
Interest expense (b)	(4,132)	(4,351)	(7,839)	(8,632)
Foreign currency exchange gain and other (c)	545	2,038	3,138	4,465
	(3,524)	(2,188)	(4,579)	(3,937)

Income (loss) before provision for income taxes and noncontrolling interest	(883)	2,157	137	4,078

Provision (benefit) for income taxes	(322)	815	50	1,541

Net income (loss)	(561)	1,342	87	2,537

Noncontrolling interest	(573)	(573)	(1,146)	(1,146)
Preferred stock dividends	(42)	(44)	(83)	(87)

Net income (loss) attributable to common stockholders	$(1,176)	$725	$(1,142)	$1,304

Net income (loss) per common share:
Basic	$(0.07)	$0.03	$(0.06)	$0.06
Diluted	(0.07)	0.03	(0.06)	0.06

Weighted average shares outstanding:
Basic	17,826,052	22,013,299	17,826,052	22,013,299
Diluted	17,826,052	22,190,999	17,826,052	22,054,977

(a) Includes share-based compensation expense of $170 and $196 during QE2 FY 2010 and QE2 FY 2011 and $416 and $369 during YTD FY 2010 and YTD FY 2011, respectively.

(b) Includes an unrealized gain on interest rate swap and option contracts of $40 and $228 during QE2 FY 2010 and QE2 FY 2011 and $181 and $478 during YTD FY 2010 and YTD FY 2011, respectively.

(c) The Company has certain U.S. dollar-denominated debt at Royal Wolf, including intercompany borrowings, which are remeasured at each financial reporting date with the impact of the remeasurement being recorded in the statement of operations as an unrealized gain or loss. Amounts exchanged into U.S. dollars from Australian dollars for repayments of this U.S. dollar-denominated debt will depend upon the currency exchange rate at the time, with differences in the exchange rate from when the borrowing was incurred being recorded in the statement of operations as a realized gain or loss. During Q2 FY 2010 and Q2 FY 2011, net unrealized and realized foreign exchange gains (losses) totaled $(287) and $280, and $1,252 and 261, respectively; and during YTD FY 2010 and YTD FY 2011, net unrealized and realized foreign exchange gains totaled $1,963 and $408, and $4,514 and 288, respectively

GENERAL FINANCE CORPORATION AND SUBSIDIARIES Consolidated Balance Sheet Information (In thousands) (Unaudited)
	June 30, 2010	December 31, 2010

Trade and other receivables, net	$25,667	$26,298
Inventories	19,063	25,503
Lease fleet, net	188,410	209,147
Total assets	346,880	377,427

Trade payables and accrued liabilities	25,246	28,830
Senior and other debt	186,183	198,545
Total stockholders’ equity	101,734	112,646

About General Finance Corporation

General Finance Corporation (www.generalfinance.com), through its indirect 86.2%-owned subsidiary, Royal Wolf  (www.royalwolf.com.au) and its indirect 100%-owned subsidiary Pac-Van (www.pacvan.com), sells and leases products in the portable services industry to a broad cross section of industrial, commercial, educational and government customers throughout Australia, New Zealand and the United States. These products include storage containers and freight containers in the mobile storage industry; and modular buildings, mobile offices and portable container buildings in the modular space industry.

Cautionary Statement About Forward-Looking Statements

Statements in this news release that are not historical facts are forward-looking statements.  Such forward-looking statements include, but are not limited to, statements addressing management’s views with respect to future financial and operating results, competitive pressures, market interest rates for our variable rate indebtedness, our ability to raise capital or borrow additional funds, changes in the Australian or New Zealand dollar relative to the U.S. dollar, regulatory changes, customer defaults or insolvencies, litigation, acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control, our ability to procure adequate levels of products to meet customer demand, adverse resolution of any contract or other disputes with customers, declines in demand for our products and services from key industries such as the Australian mining industry or the U.S. construction industry or a write-off of all or a part of our goodwill and intangible assets.  These involve risks and uncertainties that could cause actual outcomes and results to differ materially from those described in forward-looking statements.  We believe that the expectations represented by our forward looking statements are reasonable, yet there can be no assurance that such expectations will prove to be correct. Furthermore, unless otherwise stated, the forward looking statements contained in this press release are made as of the date of the press release, and we do not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise unless required by applicable legislation or regulation. The forward-looking statements contained in this press release are expressly qualified by this cautionary statement. Readers are cautioned that these forward-looking statements involve certain risks and uncertainties, including those contained in filings with the Securities and Exchange Commission.

Contact

Charles E. Barrantes
Chief Financial Officer
(626) 584-9722 ext. 1007

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